EXHIBIT 10.7

AMENDED and RESTATED

Performance and Retention Agreement

This Amended And Restated Performance And Retention Agreement (the “Agreement”) is made and entered into as of February 3, 2006 (the “Effective Date”) by and between REMEC, Inc., a California corporation, (the “Company”), and David F. Wilkinson ("Executive”). Company and Executive are each referred to as a “Party”, and collectively as “Parties.”

WHEREAS, Executive and Company have previously entered into those certain Performance and Retention Agreements dated September 24, 2004 (as amended effective April 7. 2005), and September 6, 2005 (the "Employee Retention Agreements") pursuant to which Executive is entitled to receive a retention bonus of $150,000.00 upon the termination of his employment in accordance with the terms of said agreements; and,

WHEREAS, the Company now desires to amend and restate the Employee Retention Agreements to provide a retention and incentive payment to the Executive, currently employed by the Company as Chief Financial Officer in exchange for (i) the Executive’s continued employment with the Company after the Effective Date and until terminated by the Company for other than Cause (as defined in Section 2.2 below), (ii) the achievement of certain goals by the Company as set by the Company’s Board of Directors, and (iii) the execution of a general release of all claims against the Company on a form reasonably acceptable to the Company (“General Release”).

1.	Retention Payments.

1.1	On condition that: (a) the Executive remain employed with the Company after the Effective Date and until terminated by the Company for other than Cause (as defined in Section 1.2 below), and (b) the Executive shall execute the General Release, the Executive shall earn a payment equal to $150,000.00 (the “Retention Payment”). The Retention Payment shall be paid to the Executive on the date of termination of employment other than as set forth in Section 1.2 below. Such Retention Payment is in lieu of any other severance or retention payments the Executive may be eligible to receive from the Company upon the termination of his employment.

1.2	If the Executive’s employment with the Company is voluntarily terminated by the Executive, or terminated by the Company for Cause (as defined herein) prior to the end of the term of this Agreement, the Executive shall be considered to have not earned any portion of the Retention Payment. For purposes of this Agreement, “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his or her responsibilities as an employee; (ii) a willful act by the Executive which constitutes misconduct and is injurious to the Company; (iii) a breach of the confidentiality obligations in Section 3.3 of this Agreement; or (iv) failure to maintain an satisfactory level of attendance and performance of the Executive’s job duties, including following all policies of the Company.

1.3	In the event that Executive is unable to perform his employment responsibilities as the result of a disability, and as a result is placed on a leave of absence under the Company’s Leave of Absence Policy or any Federal or State law, Executive shall be paid a pro-rata share of the Retention Payment based on the number of months worked (or any portion thereof) out of a twelve month period beginning on the Effective Date. Such pro-rata share shall be paid on the termination of employment.

2.	Incentive Payment. As an incentive and on condition that Company achieve the financial goals as set forth in Exhibit 1 to this Agreement, Executive shall earn an additional bonus to be paid upon the completion of any distribution to the Company’s shareholders and/or the transfer of all or substantially all of the Company’s assets to a liquidation trustee, in an amount generally as set forth in Exhibit 1 to this Agreement, the final amount of such bonus to be in the sole discretion of the Company’s Board of Directors.

3.	Other Provisions.

3.1 The Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its of choice of laws. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

3.2 Nothing in this Agreement will be deemed to alter the at-will status of Executive’s employment with the Company.

3.3 Executive agrees to keep the existence of this Agreement, and the terms of this Agreement confidential and not to disclose the same to anyone except to their spouse, attorneys, tax consultants or otherwise as required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information. Breach of this obligation by Executive shall be grounds for termination of employment for Cause as defined herein. In addition, Executive agrees that, in addition to all other remedies provided at law or in equity for breach of this obligation, the Company shall suffer immediate and irreparable harm, and Company shall be entitled to injunctive relief against such disclosure without the necessity of posting a bond.

3.4 Except as otherwise provided herein, this Agreement represents the entire understanding between the Company and the Executive with respect to the Retention Payment and the Incentive Payment, and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including but not limited to the Employee Retention Agreements. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Performance and Retention Agreement effective as of the day and year first above written.

REMEC, Inc., a California corporation

/s/ RICHARD A. SACKETT
By: Richard A. Sackett
President

Executive:

/s/ DAVID F. WILKINSON
David F. Wilkinson